Exhibit 99.2
14375 NW Science Park Drive
Portland, OR 97229

April 28, 2016

CFO Commentary on First Quarter 2016 Financial Results
and Updated 2016 Financial Outlook

Financial Information
Please reference accompanying financial information in the corresponding earnings release at
http://investor.columbia.com/results.cfm

Conference Call
The company will host a conference call on Thursday, April 28, 2016 at 5:00 p.m. ET to review first quarter results, as well as its updated 2016 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until April 26, 2017.

First Quarter Summary
Net sales increased $46.1 million, or 10 percent (12 percent constant-currency), to a first-quarter record $525.1 million, compared with net sales of $479.0 million for the first quarter of 2015.

Gross margin contracted approximately 70 basis points to 47.1 percent of net sales. Selling, general & administrative (SG&A) expenses increased $18.5 million, or 10 percent, resulting in approximately 10 basis points of operating expense deleverage.

Record first-quarter operating income of $44.3 million represented 8.4 percent of net sales, compared with first quarter 2015 operating income of $44.1 million, or 9.2 percent of net sales.

The effective income tax rate was 22.5 percent in the first quarter of 2016, compared to 33.6 percent for the same period in 2015, aided by a tax benefit of $4.1 million, or $0.06 per diluted share, from the adoption of a newly issued accounting standard.

Net income increased $5.3 million, or 20 percent, to a first-quarter record $31.8 million, or $0.45 per diluted share, compared to first quarter 2015 net income of $26.5 million, or $0.37 per diluted share.

FY2016 Financial Outlook Summary
Our full year 2016 financial outlook anticipates:

•	Mid-single-digit percentage net sales increase compared with 2015 net sales of $2.33 billion, including less than 1 percentage point negative effect from changes in currency exchange rates;

•	Mid-single-digit percentage increase in operating income to between $254 million and $263 million, representing operating margin of up to 10.7 percent;

•	An estimated full year tax rate of approximately 25.0 percent; and

•
High-single-digit percentage increase in net income to between approximately $184 million and $191 million, or $2.60 to $2.70 per diluted share, on approximately 70.8 million diluted shares outstanding. First half net income is expected to be comparable to first half 2015, with full year profitability growth concentrated in the second half.

The Full Year 2016 Financial Outlook section beginning on page 4 below contains a more detailed discussion of the factors contributing to this outlook.

First Quarter Financial Results
(All comparisons are between first quarter 2016 and first quarter 2015, unless otherwise noted.)

Net Sales
Consolidated net sales increased $46.1 million, or 10 percent (12 percent constant-currency), to a first-quarter record $525.1 million, compared with $479.0 million.

Regions

•
U.S. net sales increased $52.4 million, or 18 percent, to $336.2 million. The increase in U.S. net sales reflected increased direct-to-consumer (DTC) sales and shipments of increased Spring 2016 advance orders to wholesale customers. During the first quarter of 2016, the company operated 110 U.S. retail stores and 5 branded ecommerce sites, compared with 95 stores and 5 branded ecommerce sites in Q1 2015.

•
Net sales in the Latin America and Asia Pacific (LAAP) region declined $11.3 million, or 10 percent, (7 percent constant-currency) to $101.8 million, primarily reflecting a low-thirty percent net sales decline in Korea (mid-20 percent constant-currency) due to the extremely competitive nature of the outdoor sector in that country, and a mid-thirty percent decline in sales to LAAP distributors reflecting shifts in the timing of shipments of reduced Spring 2016 advance orders. These declines were partially offset by a low single-digit percentage net sales increase in Japan (low-single-digit percentage constant-currency), and a low single-digit net sales increase in China (high-single-digit percentage constant-currency).

•
Net sales in the Europe, Middle East, and Africa (EMEA) region increased $3.5 million, or 7 percent, (14 percent constant-currency) to $51.3 million. EMEA-direct net sales reflected a high-teen percentage increase (high 20 percent constant-currency), reflecting increased advance orders from European wholesale customers. This growth was partially offset by a high 20 percent decline in net sales to EMEA distributors, primarily reflecting lower net sales to the company’s Russian distributor as it continues to adapt its business to macroeconomic challenges in that region.

•	Net sales in Canada increased $1.5 million, or 4 percent (18 percent constant-currency) to $35.8 million, reflecting higher DTC net sales and flat wholesale net sales.

Brands

•
Columbia global brand net sales increased $36.1 million, or 9 percent (11 percent constant-currency), to $437.1 million, primarily reflecting increased net sales in the U.S., EMEA-direct markets, Canada, and China, partially offset by lower net sales to LAAP and EMEA distributors, and lower net sales in Korea.

•	SOREL global brand net sales increased $4.7 million, or 35 percent (38 percent constant-currency), to $18.1 million, driven primarily by increased net sales in the U.S.

•	prAna global brand net sales increased $4.3 million, or 12 percent, to $41.4 million, primarily reflecting growth in the U.S.

•	Mountain Hardwear global brand net sales of $25.2 million were essentially unchanged.

Product Categories

•
Global Apparel, Accessories & Equipment net sales increased $34.7 million, or 9 percent (11 percent constant-currency), to $434.0 million, primarily driven by increased Columbia brand net sales in the U.S. and Europe-direct markets, as well as increased prAna brand net sales in the U.S., partially offset by sales declines in Korea and lower sales to LAAP distributors.

•
Global Footwear net sales increased $11.4 million, or 14 percent (18 percent constant-currency), to $91.1 million, driven by growth from the Columbia brand in the U.S. and Europe-direct markets, and growth from the SOREL brand in the U.S.

Gross Margin
Gross margins contracted 70 basis points to 47.1 percent of net sales, primarily reflecting:

•	unfavorable foreign currency hedge rates in Europe, Canada, and Japan; and

•	higher inventory provisions in Korea;
partially offset by:

•
favorable changes in sales channel mix with a higher proportion of direct-to-consumer sales, which carry higher gross margins and a lower proportion of international distributor sales which carry lower gross margins; and

•	a lower volume of close-out product sales at higher gross margins compared to last year.

Selling, General and Administrative (SG&A) Expense
SG&A expense increased $18.5 million, or 10 percent, to $205.0 million, or 39.0 percent of net sales, compared to 38.9 percent of net sales in last year’s first quarter, resulting in approximately 10 basis points of operating expense deleverage. The increased SG&A expense included:

•	expenses related to the company’s expanding global DTC operations,

•	personnel costs to support strategic initiatives and business growth, and

•	information technology investments;
partially offset by:

•	favorable foreign currency translation effects.

Non-Operating Expense
Non-operating expense decreased $1.8 million, due to lower net losses on the revaluation of foreign currency denominated assets and liabilities and lower net losses attributed to the settlement of foreign-currency denominated inter-company transactions.

Operating Income
Operating income increased to a first-quarter record $44.3 million, or 8.4 percent of net sales, compared with first quarter 2015 operating income of $44.1 million, or 9.2 percent of net sales.

Income Tax Expense
The effective tax rate for the first quarter was 22.5 percent, compared to a 33.6 percent rate in the first quarter of 2015. The lower effective tax rate primarily resulted from a tax benefit of $4.1 million, or $0.06 per diluted share, for excess tax benefits from share-based payment awards recorded in income tax expense related to the company's adoption during the quarter of Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting. The effective tax rate also decreased due to the expected geographic mix of projected full year 2016 pre-tax income.

Net Income
Net income increased 20 percent to a first-quarter record $31.8 million, or $0.45 per diluted share, compared with net income of $26.5 million, or $0.37 per diluted share, in the first quarter of 2015.

Regular Quarterly Cash Dividend
At its regular board meeting on April 22, 2016, the board of directors authorized a regular quarterly cash dividend of $0.17 per share, payable on June 2, 2016 to shareholders of record on May 19, 2016.

Balance Sheet
At March 31, 2016, cash and short-term investments totaled $451.2 million, compared to $454.5 million at March 31, 2015. At March 31, 2016, approximately 57 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at March 31, 2016 totaled $268.9 million, a 7 percent increase on 10 percent first quarter net sales growth. Consolidated Days Sales Outstanding (DSO) at March 31, 2016 stood at 46 days, a decrease of 1 day compared with March 31, 2015.

Consolidated inventory of $412.2 million at March 31, 2016 increased $48.6 million, or 13 percent, compared to March 31, 2015. The increased inventory is concentrated in North America and primarily reflects more timely production and receipt of Spring 2016 styles, with the remainder primarily comprising Fall 2015 styles. We expect inventory growth to normalize with sales growth in the second half of the year as we clear excess Fall 2015 inventory.

Cash Flow
Net cash provided by operations in the first quarter of 2016 was $97.0 million, compared to $28.7 million in the first quarter of 2015.

Capital expenditures totaled $10.0 million, compared to $15.5 million in the first quarter of 2015.

The company paid quarterly cash dividends of $11.8 million during the first quarter of 2016 and made no repurchases of common stock. Approximately $173.5 million remains available under the current repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Full Year 2016 Financial Outlook
Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal net sales and profitability pattern weighted toward the second half of the fiscal year.

Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are one of several significant factors we use to formulate our full year outlook. However, among many risks inherent in our global business, our projected full year net sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and store traffic and lead to higher-than-anticipated order cancellations and lower reorders by our wholesale customers and/or lower-than-projected net sales through our DTC channels, particularly during the fourth quarter. In addition, recent bankruptcy announcements among U.S. wholesale customers have created increased uncertainty in our ability to predict near-term net sales and profitability.

We are facing macroeconomic, competitive and/or geopolitical uncertainty in certain markets, most notably in Russia, Korea, China and several emerging markets, making it more difficult to forecast our net sales and profitability in those markets. In addition, since 2014, the U.S. dollar has strengthened significantly against the Russian ruble, Canadian dollar, Japanese yen, European euro, and the currencies of several emerging markets, which will have an unfavorable impact on sales and gross margins in these regions in 2016.

We are continuing to invest in our multi-year global ERP initiative. During the quarter, following a thorough readiness assessment of our Japan subsidiary and China joint venture operations, we elected to defer the Japan implementation that had previously been contemplated for the second half of 2016 and accelerate the ERP implementation in China to take place in 2017, as we migrate off of our joint venture partner's ERP system. We expect this change to result in a slightly lower amount of capital spend and operational cost related to the ERP implementation initiative in 2016.

Taking the above factors into consideration, and assuming macro and market conditions in key markets do not worsen, our current fiscal year 2016 outlook assumes:

•
mid-single-digit percent growth in global net sales compared to 2015, with a higher growth rate in the first half of the year than in the second half, and less than 1 percentage point negative effect from changes in foreign currency exchange rates;

•
a more pronounced negative impact from currency on first- and third-quarter gross margins because we ship a higher percentage of international wholesale advance orders for spring and fall, respectively, in those quarters;

•	more pronounced SG&A deleverage in the first half of the year, given the anniversary effect of fiscal year 2015 spending initiatives;

•
mid-single-digit percentage growth in operating income to between approximately $254 million to $263 million, representing operating margin of up to approximately 10.7 percent, with first half operating profit expected to be approximately $10 million lower than the comparable 2015 period;

•	an effective income tax rate of approximately 25.0 percent; and

•
high-single-digit percentage growth in net income to between approximately $184 million and $191 million, or $2.60 to $2.70 per diluted share, compared with net income of $174.3 million, or $2.45 per diluted share, in 2015, with first-half net income comparable to the first half of 2015 and full year 2016 profitability growth compared with 2015 concentrated in the second half of the year.

The above projections are based on the following expectations:

•
Mid-single-digit percentage net sales growth from the Columbia brand, high-single-digit percentage net sales growth from the SOREL brand, and high-teen percentage net sales growth from the prAna brand. Mountain Hardwear brand sales are expected to decrease at a high-single-digit percentage rate.

•	High-single-digit percentage net sales growth in the U.S. business with DTC growth outpacing wholesale growth.

•
Mid-single-digit percentage net sales growth from the EMEA region, with the Europe-direct business contributing high-teen percentage growth, partially offset by mid-teen percentage declines in the EMEA Distributor business due to the continued impact of macroeconomic challenges in Russia.

•
Low-single-digit percentage net sales decline in the LAAP region, consisting of a mid-teen percentage decline in Korea and a high-single-digit percentage decline in net sales to LAAP distributors, partially offset by high single-digit percentage growth in Japan and low-single-digit percentage growth in China.

•	Low-single-digit percentage net sales decrease in Canada.

•	Gross margin expansion of approximately 30 basis points compared with 2015, reflecting:

◦	a greater proportion of DTC net sales, with a corresponding smaller proportion of lower-gross margin distributor and wholesale net sales;

◦	selective price increases in our non-U.S. subsidiaries to partially offset the unfavorable effects of foreign currency pressures; and

◦	a favorable sourcing environment;
partially offset by:

◦	unfavorable foreign currency hedge rates.

•
SG&A expense growth rate slightly higher than anticipated consolidated net sales growth, resulting in approximately 40 basis points of SG&A expense deleverage. The increase in projected SG&A expense consists primarily of:

◦	increased expenses to support continued global DTC expansion and operations;

◦	increased personnel expenses to support strategic initiatives and business growth; and

◦	increased expenses related to ongoing information technology initiatives;
partially offset by:

◦	a benefit from foreign currency translation.

•	Licensing income of approximately $11.0 million.

•
An estimated full-year effective income tax rate of approximately 25.0 percent, compared to an effective income tax rate of 27.3 percent in 2015. The actual rate could differ based on the geographic mix of pre-tax income and other discrete events that may occur during the year.

•
An unfavorable impact of approximately $(0.27) on full year 2016 earnings per share, in addition to an estimated unfavorable impact of $(0.10) per share in 2015, due to changes in currency exchange rates, primarily comprising lower gross margins within many of our foreign subsidiaries as a result of increased local currency costs of inventory purchased in U.S. dollars.

•	Capital expenditures of approximately $70 million, comprising investments in DTC business expansion, information technology, and project-based and maintenance capital.

•	Full year free cash flow totaling approximately $110 million to $130 million.

Supplemental Constant-Currency Financial Information
The company reports its financial information in accordance with accounting principles generally accepted in the United States (“GAAP”). During periods of significant foreign currency exchange rate volatility, to supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the significant volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See “Supplemental Financial Information - Constant-currency Basis” tables included in the earnings release announcing first quarter financial results located on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

Second Quarter 2016 Reporting Schedule
Columbia Sportswear plans to report second quarter 2016 financial results on Thursday, July 28, 2016 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.
A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com. To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses, licensing income, net losses, operating income, operating margins, earnings per share, income tax rates, projected growth in global direct-to-consumer and wholesale businesses, projected growth or decline in specific geographies, countries and brands, inventory, capital expenditures, volatility of foreign currency exchange and hedge rates, and net income. Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should” and “may” and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives; the effects of unseasonable weather, including global climate change trends; trends affecting consumer traffic and spending in brick and mortar retail channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates or increasing wage rates; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyberattacks or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

End
©2016, Columbia Sportswear Company